ARTICLES OF AMENDMENT OF
                  CCB FINANCIAL CORPORATION

The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Amended and Restated Articles of Incorporation:

     1.   The name of the corporation is CCB Financial
Corporation.

     2. The Amended and Restated Articles of Incorporation of the corporation are hereby amended by adding Section 16 to the Articles as follows:

          "16. Any person serving as a director of this Corporation may only be removed for "cause" by the shareholders represented by a majority of all shares entitled to vote at an annual or special meeting of this Corporation. The term "cause" for the purposes of this Section shall mean (i) the criminal prosecution and conviction during the course of the director's service as a director of this Corporation of an act of fraud, embezzlement, theft or personal dishonesty (excepting minor traffic and similar violations in the nature of a misdemeanor under North Carolina law); (ii) the prosecution and conviction of any criminal offense involving dishonesty or breach of trust described in the Federal Deposit Insurance Act, as amended, or any successor federal statute that would disqualify such director from serving as director of the Corporation or any of its wholly owned depository institution subsidiaries or, (iii) the occurrence of any event resulting in a director being excluded from coverage or having coverage limited as to the director when compared to other covered directors, under any of the Corporation's fidelity bonds or insurance policies covering its directors, officers or employees."

     3. The foregoing amendment was adopted on the 15th day of April, 1997, by shareholder action pursuant to section 55-10-06 of the General Statutes of North Carolina.

This the 15th day of April, 1997.

                              CCB FINANCIAL CORPORATION



                              By:  /s/ ERNEST C. ROESSLER
                              ERNEST C. ROESSLER
                              Vice Chairman, President and
                              Chief Executive Officer